Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of Centogene N.V. for the registration of its common shares and to the incorporation by reference therein of our report dated April 23, 2020, with respect to the consolidated financial statements of Centogene N.V, included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/Ingo Röders	/s/Christian Patzelt
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Berlin, Germany

July 7, 2020